Exhibit 99.3

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)

June 30, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$127
Trade receivables, net of allowances of $3	286
Miscellaneous receivables	69
Inventories	283
Prepaid expenses and other assets	21
Assets of discontinued operations	--
Total Current Assets	786
Net Property, Plant and Equipment	864
Goodwill	722
Net Identified Intangible Assets	928
Other Assets	105
Total Assets	$3,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$176
Accrued liabilities	256
Short-term debt, including current portion of long-term debt	8
Liabilities of discontinued operations	3
Total Current Liabilities	443
Long-Term Debt	1,534
Postretirement Liabilities	345
Environmental Remediation Liabilities	252
Deferred Tax Liabilities	202
Other Liabilities	121

Commitments and Contingencies

Shareholders’ Equity:
Common stock at $0.01 par value; (500,000,000 shares authorized, 122,529,368 shares issued)	1
Additional contributed capital	1,621
Treasury shares, at cost (547,578)	(3)
Accumulated other comprehensive loss	(321)
Accumulated deficit	(798)
Total Shareholders’ Equity attributable to Solutia	500
Equity attributable to noncontrolling interest	8
Total Shareholders’ Equity	508
Total Liabilities and Shareholders’ Equity	$3,405

The historical consolidated statement of financial position provided above should be read in conjunction with the consolidated financial statements of Solutia and notes relating thereto included in our Form-10-Q for the quarter ended June 30, 2010 filed with the SEC on July 28, 2010 from which the above was extracted.